Contact:	Dwight Babcock, CEO
520 240 4840
dbabcock@isoray.com

ISORAY, INC. ANNOUNCES FISCAL YEAR 2010 RESULTS

Expanding Applications and Diversification Expected to Fuel Growth and Sales

RICHLAND, Washington (September 28, 2010) – IsoRay Inc. (AMEX: ISR,) a medical isotope company and the exclusive manufacturer of Cesium-131 used in internal radiation therapy for the treatment of lung, colon, head and neck, and prostate cancers, ocular melanoma, and other malignant disease through the use of its proprietary radioisotope technology, announced its financial results for the year ended June 30, 2010.

Key Financial Metrics

	FY 2010	FY 2009	% Change

Product sales	5,286,084	5,417,815	-2%

Gross Income / (loss)	725,797	(353,332)	305%

Net loss	(4,070,535)	(6,160,841)	-34%

In fiscal year 2010, 97% of revenue was generated from the sales of ProxcelanTM Cesium-131 brachytherapy seeds for the treatment of prostate cancer while the other 3% of revenue was generated by sales of Proxcelan seeds for the treatments of lung, head and neck, ocular and colon cancer.  Since the first implant in October 2004, over 5,000 patients have been treated with ProxcelanTM Cesium-131 brachytherapy seeds for prostate alone with extraordinary results.

The Company had cash and cash equivalents of $1,678,869 as of June 30, 2010.

Dwight Babcock, IsoRay Chairman and CEO, commented, “We have completed our first phase of right-sizing the Company as we prepare for our future growth with sales increasing in the application of Cesium-131 for the treatment of various new cancer body sites. Our competitors in  low dose rate brachytherapy treating prostate cancer only, experienced another year of declining annual sales of between 15%-25%. While the Company has yet to achieve its sales goals, IsoRay remains uniquely positioned as the brachytherapy isotope provider of choice due to the unique characteristics of Isoray’s Cesium-131. Its high energy and short half-life remain important distinctions."

Babcock says the future holds great promise.  "With our existing FDA approvals and established CMS codes, I believe we will see revenue growth from non-prostate applications and growing numbers of cases as we continue to execute our business plan and promote Cesium-131 brachytherapy for treatment of cancers throughout the body. Increasingly, we are hearing from leading physicians, worldwide, who are requesting Cesium-131 for patients who have an immediate need for treatment.  These physicians are seeking out Cesium-131 as a solution to the management of challenging oncologic cases, which haven't had the benefit of an alternative like our isotope available to them in the past," he explained.

In the year ended June 30, 2010, the Company has seen dramatic improvements in the cost of product sales, gross margin, operating expenses, net loss and cash burn rate when compared to fiscal year 2009. We continue to evaluate several FDA-cleared devices that would expand the use of our proprietary isotope in both seed and liquid form to expand our reach. In addition, we are investigating other non-medical uses of our isotope. These non-medical uses will further help to ensure an expanding revenue base for IsoRay.

Major milestones achieved during the past fiscal year include several new product innovations and the continuation of manufacturing process improvements:

•	The Company acquired the exclusive worldwide distribution rights to the FDA-Cleared GliaSite® Balloon Catheter, the world’s only device to deliver liquid radiation source therapy for brain cancer.

•
The world's first Cesium-131 implant for the treatment of colorectal cancer was performed at a world renowned medical institution in New York in line with IsoRay's strategic plan to expand the use of Cesium-131 in the treatment of cancers throughout the body.

•	Doctors at a prestigious medical institution performed the world's first Cesium-131 lung implants. To date, over twenty Cesium-131 lung implants have been performed.

•
Physicians at the University of Mississippi Medical Center performed the world’s first head and neck permanent seed Cesium-131 implant for the treatment of recurrent head and neck cancer representing yet another breakthrough supporting our strategy to expand the use of Cesium-131 seeds to a larger population of patients with varying cancers.  This momentous development points to the growing number of physicians who see the use of Cesium-131 as a very attractive alternative to other treatment options and further demonstrates physicians' continued growing use of Cesium-131 to broaden the scope of its  applications.

•
Physicians at Curtis and Elizabeth Anderson Cancer Institute and WellSpan Health's York Cancer Center in Pennsylvania are now using Cesium-131 brachytherapy seeds for the treatment of lung cancer providing further evidence of the growing number of institutions using Cesium-131.

•
IsoRay successfully shipped the first set of Cesium-131 brachytherapy seeds to a Canadian customer for the purpose of furthering research and development of Cesium-131 in Canada.  Cesium-131 is currently approved by Health Canada for the treatment of low-risk prostate cancers.

•
IsoRay made several proposals for non-medical use of Cesium-131 in support of Homeland Security's Transportation Security Administration. We had an inaugural sale from this effort and await responses to other projects we have proposed.

•
The Company reached a significant landmark in October 2009 as the first prostate patients implanted with the Proxcelan Cesium-131 brachytherapy seed in October 2004 reached their 5th year anniversary allowing IsoRay to begin publishing 5-year clinical results.

•
The Company continued to diversify its core business by adding new treatment options for physicians to treat difficult cancer cases.  The Company increased the revenue generated from new treatment sites to approximately 3% in fiscal year 2010 and in the 4th quarter of fiscal year 2010, revenue from new cancer sites other than prostate grew to approximately 5% of the total revenue for the quarter.

•	The Company continued to substantially reduce the cash burn rate from operating activities achieving a 29% reduction despite expenses related to our new development projects.

•	The Company observed increased exposure of Cesium-131 in publications and presentations.

o	There were eight presentations made at the American Brachytherapy Society in calendar year 2010.

o	Five publications were abstracted to the MEDLINE database of citations of the medical literature that reported patients treated with Cesium-131 for prostate cancer.

o
Five additional publications mentioned Cesium-131 as an accepted treatment for prostate cancer, and two publications specifically discussed the physics and dosimetric profile of Cesium-131 for the treatment of prostate and eye cancers.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, lower probability of cancer cell survival and reduction of the longevity of common brachytherapy side effects (a)(b). IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, whether the increase in gross margin and decreases in cost of product sales, operating expenses, net loss and cash burn rate seen in fiscal 2010 as compared to fiscal 2009 will continue in the future, whether revenue will increase in future periods, whether IsoRay will be able to continue to expand its base beyond prostate cancer, whether IsoRay's Cesium-131 seed will be used to treat additional cancers and malignant disease, whether Cesium-131 will be successfully used in other delivery devices to treat malignant disease or in non-medical applications, whether changes in IsoRay’s sales and marketing strategy will result in improved sales, IsoRay's manufacturing needs and capabilities, whether expansion into new markets (including non-medical markets) will be successful or result in improved sales, whether IsoRay will continue to meet Health Canada's requirements and expectations to sell Proxcelan in Canada, whether IsoRay will be successful in launching any new products and whether such products will result in cost increases, whether results of future studies and protocols will support the findings from initial studies, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products, IsoRay's ability to reduce or maintain net cash used by operating activities, whether the brachytherapy industry as a whole continues to experience declining sales, whether later studies and protocols support the findings of the initial studies, success of future research and development activities, whether initial implants of Cesium-131 to treat non-prostate cancers result in favorable patient outcomes in both the short- and long-term, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product both in the United States and internationally, and other risks detailed from time to time in IsoRay's reports filed with the SEC.

IsoRay, Inc and Subsidiaries
Consolidated Statements of Operations

	June 30,	June 30,
	2010	2009

Product sales	5,286,084	5,417,815
Cost of product sales	4,560,287	5,771,147

Gross income / (loss)	725,797	(353,332)

Operating expenses:
Research and development	340,959	958,665
Sales and marketing	1,953,598	2,365,973
General and administrative	2,440,140	2,792,611

Total operating expenses	4,734,697	6,117,249

Operating loss	(4,008,900)	(6,470,581)

Non-operating income (expense):
Interest income	11,433	111,047
Gain on fair value of short-term investments	-	274,000
Financing and interest expense	(36,389)	(75,307)

Non-operating income / (expense), net	(24,956)	309,740

Net loss	(4,033,856)	(6,160,841)
Preferred stock dividends	(10,632)	(10,632)

Net loss applicable to common shareholders	(4,044,488)	(6,171,473)

Basic and diluted loss per share	(0.18)	(0.27)

Weighted average shares used in computing net loss per share:
Basic and diluted	22,960,421	22,942,088

The accompanying notes are an integral part of these consolidated financial statements